UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934 (Amendment No.)
Check the appropriate box:

☐	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

☒	Definitive Information Statement

QUINTEC CORP.
(Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No:

3)	Filing Party:

4)	Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT
(Definitive)

QUINTEC CORP.
 26 Floor, One Harbour Square, 181, Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong

January 11 , 2016

GENERAL INFORMATION

This Information Statement has been filed with the U.S. Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $0.001 per share (the “Common Stock”), of Quintec Corp., a Nevada Corporation (the “Company”), to notify such Stockholders of the following:

On or about November 24, 2015, the Company received written consents in lieu of a special meeting of the board of directors (the “Board”), and of the shareholders owning a majority of the issued and outstanding shares of the Company’s voting securities (the “Shareholders”) authorizing the Board to amend our Articles of Incorporation (the “Articles”) in the State of Nevada to change the Company’s name to Love International Group, Inc.

On or about November 24, 2015, the Company received written consents in lieu of a meeting of shareholders from Stockholders owning a majority of the issued and outstanding shares of the Company’s voting securities authorizing the Company’s board of directors (the “Board”) to amend our certificate of incorporation in the State of Nevada to increase the maximum number of shares of common stock that the Company shall be authorized to have outstanding at any time to one billion (1,000,000,000) shares of common stock, par value $0.0001 (the “Common Stock”). The increase in authorized common stock is needed to effectuate a forward ten (10) for one (1) split of our common stock, as approved by the Board of Directors on November 24, 2015.

On November 24, 2015, the Board: 1) approved the amendments to the Articles to change the name of the Company; and 2) increase the authorized common shares; and 3) a forward ten (10) for one (1) split of our common stock.  Accordingly, your consent is not required and is not being solicited in connection with the approval of the actions.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The entire cost of furnishing this Information Statement will be borne by the Company.  The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.  The Board has fixed the close of business on December 18, 2015, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

Each share of the Company's common stock entitles its holder to one vote on each matter submitted to the stockholders.  However, because the stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing actions by resolution; and having sufficient voting power to approve such proposals through their ownership of the capital stock, no other consents will be solicited in connection with this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the forgoing action will not become effective until at least 10 calendar days after the mailing of this Information Statement.

This Information Statement is being mailed on or about January 4, 2016, to all Stockholders of record as of the Record Date.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K AND
QUARTERLY REPORTS ON FORM 10-Q AND HOUSEHOLDING

A copy of the Exchange Act filings, as filed with the Securities and Exchange Commission (“SEC”) are available upon written request and without charge to shareholders by writing to the Company c/o, James B. Parsons, Parsons/Burnett/Bjordahl, Hume, LLP, 10655 NE 8th Street, Suite 101, Bellevue, WA 98004, or by calling telephone number (425) 451-8036.  A copy of any and all information that has been incorporated by reference into this information statement shall be sent by first class mail or other equally prompt means within one business day of receipt of such request.

In certain cases, only one Exchange Act filing may be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders at that address. The Company will undertake to deliver promptly, upon written or oral request, a separate copy of the annual report or quarterly report(s), as applicable, to a stockholder at a shared address to which a single copy of such documents was delivered.  Such request should also be directed to Chief Financial Officer, Quintec Corp. at the address or telephone number indicated in the previous paragraph.  In addition, shareholders sharing an address can request delivery of a single copy of annual reports or quarterly reports if they are receiving multiple copies of Exchange Act filings by directing such request to the same mailing address.

All Exchange Act filings are filed with the Commission and are of public record.  Such information can be accessed at www.sec.gov.

INFORMATION WITH RESPECT TO ACTIONS TAKEN BY CONSENT OF SHAREHOLDERS

Amendment to Articles of Incorporation

On or about November 24, 2015, the Company received written consents in lieu of a special meeting of the board of directors (the “Board”), and of the shareholders owning a majority of the issued and outstanding shares of the Company’s voting securities (the “Shareholders”) authorizing the Board to amend our Articles of Incorporation (the “Articles”) in the State of Nevada to change the Company’s name to Love International Group, Inc., and to increase the number of authorized common stock to 1,000,000,000.  The increase in authorized common stock is needed to effectuate a forward ten (10) for one (1) split of our common stock, as approved by the Board of Directors on November 24, 2015.  While the additional authorized shares may be used in the future for acquisitions or other business opportunities, the increase in authorized shares is not to effectuate a particular acquisition or merger pending at this time.

Director Independence
Quotations for our common stock are entered on the OTC Bulletin Board inter-dealer quotation system, which does not have director independence requirements.  For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 4200(a)(15). Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation.
Board Meetings and Committees; Annual Meeting Attendance
The Board of Directors currently consists of 2 members.  There is neither a chairman nor a lead independent director.
During the fiscal year ended January 31, 2015, the Board of Directors did not meet in formal meetings.  The Board does not have a policy regarding board member attendance at the annual meeting of shareholders.  The Company’s Bylaws do not require an annual meeting of the shareholders or directors and no such annual meetings were held during the Company’s most recently completed fiscal year.
Audit and other Committees of the Board of Directors

We are not a listed issuer and as such our Board of Directors is not required to maintain a separately-designated standing audit committee.  Neither do we maintain a standing compensation or nominating committee.  As a result, our entire Board of Directors acts as our audit, compensation and nominating committees.

The Board of Directors does not have a policy regarding nomination of members for election to the Board.  The Board will accept for review members recommended for nomination by shareholders, but does not have a specific policy pertaining to shareholder recommended nominees.

Compliance With Section 16(a) Of The Securities Exchange Act

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulation to furnish us with copies of all forms they file pursuant to Section 16(a). Based on our review of the copies of such forms received by us, other than as described below, no other reports were required for those persons. We believe that, during the year ended January 31, 2015 , all Reporting Persons complied with all Section 16(a) filing requirements applicable to them.

EXECUTIVE COMPENSATION.
SUMMARY COMPENSATION TABLE

The following table sets forth total compensation paid to or earned by our named executive officers, as that term is defined in Item 402(a)(2) of Regulation S-X during the fiscal year ended January 31, 2015:

SUMMARY COMPENSATION TABLE
Non-Qualified
						Non-Equity	Deferred	All
				Stock	Option	Incentive Plan	Compensation	Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position		($)	($)	($)	($)	($)	($)	($)	($)
Walter Lee	2015	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
	2014	$ -	-	-	-	-	-	-	$ -

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

As of January 31, 2015, we did not have any outstanding equity awards.

EMPLOYMENT CONTRACTS

We have no employment contracts, termination of employment or change-in-control arrangements with any of our executive officers or directors.

OUTSTANDING VOTING SECURITIES

As of December 21, 2015, the Company had 28,933,336 shares of Common Stock issued and outstanding.  Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval.

On November 24. 2015, the Board unanimously approved, by written consent, the actions set forth herein.

On November 24, 2015, the holders of 15,000,000 shares of the Company’s common stock executed and delivered to the Company a written consent approving the actions set forth herein.  Since the action has been approved by the holders of the majority of the issued and outstanding voting shares of the Company in accordance with the Company’s Bylaws and the Nevada Revised Statutes, no proxies are being solicited with this Information Statement.

General

The Company's authorized capital stock consists of 150,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at par value of $0.001.  There are no provisions in the Company’s charter or by-laws that would delay, defer or prevent a change in its control.

Common Stock

As of December 21, 2015, 28,933,336 shares of common stock are issued and outstanding and held by approximately 15 stockholders.  Holders of the Company's common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

The holders of the Company's common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Company's Board of Directors; (ii) are entitled to share in all of its assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the Company's affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

Holders of shares of the Company's common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

Dividends

The Company has not declared any dividends on its common stock since its inception.  There are no dividend restrictions that limit the Company's ability to pay dividends on common stock in its Articles of Incorporation or Bylaws. The Company's governing statute, Chapter 78 – “Private Corporations” of the Nevada Revised Statutes (the “NRS”), does provide limitations on its ability to declare dividends.  Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

The Company would not be able to pay its debts as they become due in the usual course of business; or

The Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution (except as otherwise specifically allowed by the Company's Articles of Incorporation).

Anti-Takeover Effects of Additional Authorized Shares

The increase in the number of authorized shares of Common Stock will permit the Company to reserve for issuance, or issue, shares of its Common Stock it will be obligated to reserve or issue but is unable to do so because of an insufficient number of authorized shares.  Further the additional shares would be available for issuance by the Board of Directors without the delay and expense of further stockholder approval at such time or times and for such proper corporate purposes as the Board may in the future deem advisable.  Shares of Common Stock and preferred stock convertible into shares of Common Stock or other equity securities of the Company may be issued if, and when, the Board determines it to be in the best interest of the Company to do so, which may include issuances to (i) obtain funds through the sale of common or convertible preferred stock; (ii) purchase technology; (iii) cover expenses associated with research and development; (iv) pay general and administrative costs; (v) acquire companies; (vi) create strategic alliances; (vii) reserve shares for a stock option plans; or (viii) for other appropriate corporate purposes.  Unless required by applicable law, Quintec’s Certificate of Incorporation or its By-Laws, it is not anticipated that the future vote of stockholders will be required prior to the issuance of Common Stock.  Given the financial condition of the Company, the Company will need to raise capital.  In the event that the Company raises such capital through the issuance of shares of Common Stock, the Company will use a portion of the shares authorized for that purpose.  The Company has no present intention or plans to issue shares of Common Stock for any purpose other than as described herein.

The availability of authorized but unissued shares of Common Stock might be deemed to have the effect of preventing or discouraging an attempt by another person to obtain control of the Company, because the additional shares could be issued by the Board of Directors, which could dilute the stock ownership of such person.  The issuance of Common Stock could discourage, delay or prevent a change in control of the Company and also may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company even though the transaction might be economically beneficial to the Company and its stockholders.  This proposal is not being proposed in response to a known effort to acquire control of the Company.

The additional shares of Common Stock to be authorized by adoption of the amendment to the Certificate of Incorporation would have rights identical to the current issued and outstanding shares of Common Stock of the Company.  Adoption of the proposed amendment would not affect the rights of the holders of Common Stock.  Like existing holders, holders of shares of Common Stock issued following adoption of the proposed amendment would not be entitled to pre-emptive rights with respect to any future issuances of Common Stock, and such issuances would reduce the proportionate ownership interest in Quintec that each holder had immediately prior to the issuance.  The Company has never paid a cash dividend on its Common Stock and does not anticipate paying cash dividends for the foreseeable future.  The Company intends to reinvest any funds that might otherwise be available for the payment of dividends in further development of its business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of the Company's common stock owned beneficially as of December 15, 2015, by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of its voting securities, (ii) each of the Company's directors, (iii) each of the Company's named executive officers; and (iv) officers and directors as a group.  Unless otherwise indicated, the shareholder listed possesses sole voting and investment power with respect to the shares shown.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock

DIRECTORS AND EXECUTIVE OFFICERS
Common Stock	Yong Qiang Yang Wei Min Jin	8,250,000 6,750,000	28.5% 23.3%
		Direct

Common Stock	All Directors and Executive Officers as a Group	15,000,000	51.8%

Notes:
(1)
Based on 28,933,336 shares of the Company's common stock issued and outstanding as of December 15, 2015. Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on December 15,  2015.

(2)	On November 11, 2015, a change in control of the Company occurred. On that date, Walter Lee, our sole officer and director, sold certain of his shares in a private transaction to Yong Qiang Yang and Wei Min Jin, who subsequently became offices and directors of the Company.. The shares sold represented an aggregate of 15,000,000 shares of the Company's Common Stock. Mr. Lee sold the remainder of his shares to other individuals in separate transactions not involving a public sale or distribution. Walter Lee was the record holder of 20,000,000 shares of Common Stock. After the sale of stock, Walter Lee had no further ownership of any voting securities of the Company.

DISSENTER’S RIGHTS OF APPRAISAL

Section 78.3793 of Nevada Revised Statue (“NRS”) which provides dissenting shareholders with rights to obtain payment of the fair value of his/her shares in the case of control share acquisition is not applicable to the matters disclosed in this Information Statement.  Accordingly, dissenting shareholders will not have rights to appraisal in connection with the amendment to the Articles of Incorporation discussed in this Information Statement.

No officer or director, or any nominee for such, has any substantial interest, director or indirect, by security holdings or otherwise.

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION

The Board of Directors believes it is in the best interest of the Company to amend its Articles of Incorporation, changing the Company’s name to Love International Group, Inc. and increase the authorized common stock from 150,000,000 to 1,000,000,000. The increase in authorized common stock is needed to effectuate a forward ten (10) for one (1) split of our common stock, as approved by the Board of Directors on November 24, 2015. While the additional authorized shares may be used in the future for acquisitions or other business opportunities, the increase in authorized shares is not to effectuate a particular acquisition or merger pending at this time.

A copy of the proposed Amended Articles is attached hereto and incorporated herein by reference.

EFFECTIVE DATE OF AMENDMENTS

Pursuant to Rule 14c-2 under the Exchange Act, the effective date of the actions stated herein, shall not occur until a date at least ten (10) days after the date on which this Information Statement has been mailed to the Stockholders.  The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on January 11 , 2016.

By Order of the Board	January 11 , 2016.

/s/ Yong Qiang Yang
Yong Qiang Yang, President